Form 1

(Section 5)

COMPANY ACT

MEMORANDUM

I wish to be formed into a company with limited liability under the Company Act in pursuance of this Memorandum.

1.	The name of the Company is "PATCH ENERGY INC."
2.

The authorized capital of the Company consists of Two Hundred Million (200,000,000) shares divided into One Hundred Million (100,000,000) Common shares without par value and One Hundred Million (100,000,000) Preferred shares without par value. The said Common shares and Preferred shares shall have attached thereto the Special Rights and Restrictions as set forth in the Articles of the Company.

3.	I agree to take the number and kind and class of shares in the Company set opposite my name(s).
Full Name(s), Resident Address(s) and Occupation(s) of Subscriber(s)	Number (and Kind) (and Class) of Shares Taken by Subscriber(s)
Signature: David J. Cowan 3879 West King Edward Avenue Vancouver, B.C. V6S 1M9 Solicitor	One Common share without par value.
TOTAL SHARES TAKEN	One Common share without par value.

DATED as of the 7th day of February, 2002.